                                 SCHEDULE 14A
                                (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement

/X/  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Allstate Financial Corporation
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  Allstate Financial Corporation Independent Shareholders/Directors Committee
  ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          _______________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          _______________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________________

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          _______________________________________________________________

     (5)  Total fee paid: _______________________________________________


/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     or the form or schedule and the date of its filing.

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     (2)  Form, schedule or registration statement no.: _________________

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     (4)  Date filed: ___________________________________________________

                            ALLSTATE FINANCIAL CORPORATION
                     INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE

                                                                    May 6, 1998


Dear Fellow Shareholder:

     The Committee respectfully submits to you, a fellow shareholder, that nobody can afford a continuation of the Leon and Craig Fishman regime--nobody, that is, except the Fishmans who have paid themselves well while most shareholders suffer. On December 31, 1992, Allstate's stock closed at $15.50 per share. On December 31, 1997, Allstate's stock closed at $5.75 per share. Over these five years of Fishman "leadership", your stock declined 62.9%.

     The Committee believes that the Fishman regime, of which Craig Fishman has been an integral part since 1991, has had a fair chance. This election is YOUR chance to elect directors wholly devoted to serving your interests.

     It is time for a change! Please vote the enclosed WHITE proxy card and return it today by following the enclosed instructions.

                                LIKE FATHER, LIKE SON

     Craig Fishman concedes that under his father's leadership, Allstate had performance that "was not good," had "unacceptably large write-offs," had "sub-par" corporate governance, and had too much dependence on his father.

     Craig Fishman then claims that Allstate's financial health was restored after he was appointed to succeed his father on July 1, 1996. The Committee believes that Allstate's financial performance continues to be poor under Craig's lack of leadership, and we do not believe Allstate is headed in the right direction.

                     NET INCOME HAS DECLINED UNDER CRAIG FISHMAN

Quarter   Net Income     Comments
-------   ---------- ---------------------------------------------------------

3rd Q 96   $339,606

4th Q 96   375,304   Craig's best quarter at a mere $0.16 per share

1st Q 97   257,872   31.3% DECLINE from the immediately preceding quarter

2nd Q 97   273,124

3rd Q 97   252,394   25.7% DECLINE from the comparable 1996 quarter

4th Q 97   250,126   33.4% DECLINE from the comparable 1996 quarter, and Craig's worst quarter yet!

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                                          2

     Craig Fishman attempts to make excuses for the declines in 1997 by blaming the start-up costs associated with Allstate Factors. However, Allstate Factors was established in the second quarter of 1997 and had a total after-tax loss for all of 1997 of only $120,000.

     Craig Fishman ignores the following financial facts:

     - 1997 results were barely half the $.85 per share that Craig Fishman projected, as Craig Fishman stated in sworn testimony.

     -    Total revenues DECLINED 19.3% in 1997.

     - Excluding provisions for credit losses, Allstate's pre-tax income DECLINED 23.5% in 1997 and 27.1% in 1996.

     - Excluding Allstate's one-time $600,000 recovery in 1997 would reduce Allstate's pre-tax income by over 36% from the low amount actually reported for 1997.

     In an April 10, 1998 letter, Craig Fishman stated that he expected to report results for the first quarter of 1998 "shortly." Five weeks after the end of the quarter, Allstate has failed to report its first quarter results. The Committee believes that if the results for the first quarter supported management's claims of a "turnaround" and "sustained improvement," management would have released the results before now.

     By comparison, KBK Capital Corporation (an unaffiliated publicly traded factoring company) announced on April 16, 1998 that its net income increased more than 100% in the March 31, 1998 quarter over the first quarter of 1997, which was the third consecutive 100% increase in quarterly income for KBK. KBK shareholders have enjoyed a 168% increase in KBK's average share price over the past year.

     If the Committee members who have attempted to work with Craig Fishman believed that Allstate was headed in the right direction, this proxy contest would not have developed. The Committee has no confidence in Craig Fishman, particularly in light of Allstate's continued dismal financial performance.

     If elected, the Committee will conduct a national search for a top level professional to replace Craig Fishman.

                NON-ACCRUING ASSETS HAVE INCREASED UNDER CRAIG FISHMAN

     Total non-accruing assets were $8.5 million at December 31, 1997, representing over 18% of total assets and over 36% of total shareholders' equity.

     The $8.5 million at year-end 1997 is nearly 40% HIGHER than the $6.1 million at year-end 1995, which year-end predates Craig's tenure as President and CEO.

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                                          3

     The allowance for credit losses was only 32% of total non-accruing assets at December 31, 1997. At such date, management had allocated nearly 40% of the total allowance to specific assets that management has yet to charge-off.

                ALLSTATE'S PROBLEMS HAVE CONTINUED UNDER CRAIG FISHMAN

     Despite Craig Fishman's claims to the contrary, the Committee believes that systematic problems have continued to occur since Craig was appointed to succeed his father, as noted by the following examples:

     - Failure to inform the Board that the Nasdaq Stock Market had determined in September 1997 that Allstate was in preliminary non-compliance with the Nasdaq's new listing standards. The independent directors discovered this in the pending litigation.

     - Failure to disclose to the Board the Chairman's consulting fee and use of an out-of-state automobile. The independent directors discovered this in a deposition.

     - Failure to provide the Audit Committee, of which Craig Fishman is a member, with an opportunity to meet with Allstate's independent auditors in connection with the 1997 audit.

     - The extension in 1997 of Craig Fishman's repriced stock options, as well as the extension of his uncle's repriced stock options.

     - The continued renewal of Craig Fishman's father's employment arrangement, which entitles the father to A PERCENTAGE OF ALLSTATE'S CONSOLIDATED TOTAL INCOME, regardless of Allstate's net income, for part-time work. Craig's father continues to receive the use of an automobile, reimbursement for travel and living expenses, and the use of a condo in Georgetown, Washington, D.C. at the same rental rate paid five years ago.

     The Committee also believes that Craig Fishman cannot disclaim responsibility for Allstate's missteps prior to July 1, 1996. Craig Fishman became President of Lifetime Options, Inc. in 1994, which started to curtail its operations in 1996. Allstate announced in 1997 that it was no longer accruing revenues from this business. Furthermore, Allstate had to allocate $275,000 of its allowance for credit losses to Lifetime's life insurance contracts in 1997. Craig Fishman also was Vice President and Senior Vice President of Allstate from April 1991 through June 30, 1996 and General Counsel from February 1993 through June 30, 1996. The Committee believes that Leon Fishman groomed and trained his son Craig to take over Allstate when Leon Fishman reached retirement age.

     Craig Fishman also caused Allstate to file a lawsuit against Value Partners seeking to prevent Value Partners from voting most of its shares at the annual meeting to be held on May 12, 1998, even though the shares were acquired over two years ago and were voted at the 1996 and 1997 annual meetings. Allstate's Board of Directors did not authorize in advance this lawsuit, which the Committee believes has cost Allstate significant legal fees. The Committee believes that this desperate attempt to disenfranchise Allstate's largest shareholder shows that Craig Fishman will go to any lengths to save his job.

                        VALUE PARTNERS IS NOT SEEKING CONTROL

     Value Partners is seeking to make sure that shareholders elect well-qualified directors who are truly independent of management and who do not owe any allegiance to the Fishman family. Value Partners has no intent of exercising control over Allstate's day to day operations, and the Committee's nominees are not beholden to Value Partners.

     Value Partners did not hand-pick the Committee nominees. The Board of Directors nominated and shareholders elected Scott Bartlett in 1993, Scoggin Capital Management (formerly the largest shareholder) nominated and shareholders elected David Campbell and William Savage in 1995, and Allstate's Executive Vice President recommended Edward McNally in 1996.

     As indicated in the Committee's Schedule 13Ds, it was the Committee that first suggested a compromise slate to avoid the costs and disruption of a proxy contest. Efforts at a compromise failed when the Committee concluded that Craig Fishman wanted to retain majority control of the Board.

                    THE COMMITTEE BELIEVES CRAIG AND LEON FISHMAN
                    AND THEIR FOLLOWERS BREACHED THEIR PROMISES TO
                 SHAREHOLDERS MADE IN ALLSTATE'S 1997 PROXY STATEMENT

     Messrs. Campbell, McNally and Savage reached agreement with the Fishman family and their followers on the Board on September 24, 1997 to implement corporate governance reforms following the 1997 annual shareholders' meeting. After the 1997 annual meeting, the management directors failed to honor their promises to shareholders in the opinion of the Committee by rejecting the corporate governance reforms described in Allstate's proxy statement for such annual meeting.

     In the Committee's opinion, Craig Fishman's sworn testimony in the ensuing litigation contradicted his claim of an "understanding" that Value Partners would vote for all ten nominees at the 1997 annual meeting and that the 1998 annual meeting would be held in November 1998. The Circuit Court judge called the 1997 election "not fair." On March 4, 1998, the judge granted the Committee's motion and ordered the 1998 annual meeting to be held on May 12.

     Under oath, Craig Fishman testified that he could not recall any discussions about getting express assurances from Value Partners regarding what it would or would not do in light of the September 24, 1997 Board agreement. Craig Fishman further testified that "there was no consensus" with even the independent directors prior to the start of the September 24, 1997 Board meeting and that there were no discussions at the September 1997 Board meeting about when the 1998 meeting would take place.

                         ALL OF THE COMMITTEE'S NOMINEES OWN
                ALLSTATE'S STOCK, WHILE FOUR OF MANAGEMENT'S NOMINEES
                          HAVE NOT PURCHASED A SINGLE SHARE!

     We agree with Institutional Shareholder Services that "directors can best serve shareholder interests by becoming shareholders themselves." All of the Committee's nominees are shareholders. Management's three new nominees do not own any Allstate stock. In addition, management's nominee Alan Freeman, despite being a director since 1995, has yet to purchase a single share of stock.

     Of the Committee's nominees, Lindsay Trittipoe has purchased over 71,000 shares, which is more than 12 times the combined ownership of all of management's nominees. William Savage's purchases have exceeded those of Craig Fishman, even though Craig Fishman has been an executive officer since 1991.

               THE COMMITTEE'S NOMINEES HAVE MADE SUBSTANTIVE PROPOSALS

     The Committee believes that its nominees have made substantive proposals as directors, including the following:

     -    Hiring of outside sales executives to reduce the reliance on Leon
          Fishman;

     - National search (by a company introduced to Allstate by Edward McNally) for a national sales manager to replace Eugene Haskin's son, which in turn led to the formation of Allstate Factors;

     - A "graduate program" to retain customers, including lower risk borrowers, for longer periods:

     - Lindsay Trittipoe delivered to Craig Fishman in 1997 a new business plan to de-emphasize "high risk" lending in favor of a less risky factoring strategy of purchasing receivables which represent claims against state sponsored agencies or other creditworthy institutions, as well as a proposed strategy of leveraging Allstate's capital by securitizing receivables where appropriate for resale in the capital markets. This proposed business plan has not been considered by the full Board of Directors; and



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                                          6


     - The referral of prospective new clients and sources of business, recognizing the need to diversify Allstate's portfolio beyond Leon Fishman's sources and referrals.

             RECENT INCREASE IN ALLSTATE'S STOCK PRICE NOT DUE TO FISHMAN

     Allstate's stock price was $5.94 per share on March 16, 1998 when members of the Committee publicly filed a Schedule 13D announcing their intent to seek majority representation on the Board of Directors at the upcoming court-ordered meeting.

     Following the filing of the Committee's Schedule 13D, the stock price increased by nearly 40%.

                                 YOUR VOTE IS NEEDED

     We need your help to make sure that Allstate's Board of Directors acts in the best interests of ALL shareholders and is truly independent of management. If you have any questions regarding the Committee or its members, please contact us at the phone numbers below. In addition, we would welcome the opportunity to meet with you in person to discuss our concerns regarding Allstate.

     Please sign, date and promptly return the Committee's WHITE proxy card. Thank you.

Timothy G. Ewing          David W. Campbell       William H. Savage
Value Partners, Ltd.      (703) 815-9779          (703) 683-5625
(214) 999-1900


C. Scott Bartlett, Jr     Edward A. McNally       Lindsay B. Trittipoe
(973) 744-4696            (203) 438-3076          (804) 358-4930